                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            EAGLE BANCSHARES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                            TUCKER, GEORGIA   30084
                                 (404) 908-6690





June 23, 1995

DEAR FELLOW SHAREHOLDER:


         You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle"), which will be held at the Reid Cofer Public Library, 4316 Church Street, Tucker, Georgia, on Thursday, July 20, 1995, at 9:30 a.m., local time (the "Annual Meeting").

         The following Proxy Statement outlines the business to be conducted at the Annual Meeting, which includes the election of one class of directors, the approval of the 1995 Employee Stock Incentive Plan and the ratification of the appointment of Arthur Andersen LLP, as independent public accountants.

         Enclosed are the Notice of Meeting, Proxy Statement, form(s) of proxy card and the 1995 Annual Report. WE HOPE YOU CAN ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT FOR YOU TO COMPLETE THE ENCLOSED PROXY CARD(S) AND RETURN THE PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

         If you have any questions about the Proxy Statement or the 1995 Annual Report, please let us hear from you.

                                          Sincerely,


                                          /s/ Conrad J. Sechler, Sr.
                                          --------------------------
                                          Conrad J. Sechler, Sr.
                                          Chairman of the Board

                            EAGLE BANCSHARES, INC.
                              4305 LYNBURN DRIVE
                            TUCKER, GEORGIA 30084


                NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 20, 1995


        NOTICE HEREBY IS GIVEN that the 1995 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle") will be held at the Reid Cofer Public Library, 4316 Church Street, Tucker, Georgia, on Thursday, July 20, 1995, at 9:30 a.m., local time (the "Annual Meeting"), for the following purposes:

        (1) To elect two directors to serve for a term of three years or until their successors have been duly elected and qualified.

        (2) To vote upon a proposal to adopt the 1995 Employee Stock Incentive Plan.

        (3) To ratify the appointment of Arthur Andersen LLP, as independent public accountants for the Company for the fiscal year ending March 31, 1996.

        (4) Such other matters as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on June 9, 1995 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                        By Order Of The Board of Directors



                                        Charles J. Alford, Jr.
                                        Secretary


Tucker, Georgia
June 23, 1995

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON THOSE SHARES OF STOCK HELD BY YOU OTHER THAN SHARES OF COMMON STOCK ALLOCATED TO AN ACCOUNT FOR YOU PURSUANT TO THE TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION EMPLOYEE STOCK OWNERSHIP PLAN.

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                             TUCKER, GEORGIA  30084




                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 20, 1995




         This Proxy Statement is furnished to the shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1995 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at the Reid Cofer Public Library, 4316 Church Street, Tucker, Georgia, on Thursday, July 20, 1995 at 9:30 a.m., local time.

         The approximate date on which this Proxy Statement and the accompanying proxy card(s) are first being sent or given to shareholders is June 23, 1995.



                                     VOTING

GENERAL

         The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $1.00 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is June 9, 1995.
On the record date, 1,554,600 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.


QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

         In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will not be counted and will have no effect.

         In voting for the proposal to adopt the 1995 Employee Stock Incentive Plan (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by federal law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. In accordance with federal law, abstentions are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same legal effect as a vote against such proposal.

         In voting for the proposal to ratify the Board of Directors' appointment of independent accountants for the Company (Proposal 3), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

         Under the rules of the New York Stock Exchange and the American Stock Exchange (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

HOLDERS OF COMMON STOCK

         Proxy cards are being transmitted with this Proxy Statement to all holders of Common Stock of the Company. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. Shareholders should specify their choices on the accompanying proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE PROXY CARD AND
DESCRIBED HEREIN.   The Board of Directors of the Company does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

PARTICIPANTS IN THE ESOP

         Separate proxy cards are being transmitted to all persons who have shares of Common Stock allocated to their accounts as participants or beneficiaries under the Tucker Federal Savings & Loan Association Employee Stock Ownership Plan (the "ESOP"). These proxy cards appoint Richard B. Inman, Jr., Zelma B. Martin and Conrad J. Sechler, Jr., who act as Trustees for the ESOP, to vote the shares held for the accounts of the participants or their beneficiaries in the ESOP in accordance with the instructions noted thereon.
IN THE EVENT NO PROXY CARD IS RECEIVED FROM A PARTICIPANT OR BENEFICIARY OR A PROXY CARD IS RECEIVED WITHOUT INSTRUCTIONS, OR IN THE EVENT SHARES ARE NOT YET ALLOCATED TO ANY PARTICIPANT'S ACCOUNT, THE TRUSTEES WILL VOTE THE SHARES OF STOCK OF THE PARTICIPANT AND ANY UNALLOCATED SHARES "FOR" EACH OF THE PROPOSALS LISTED ON THE PROXY CARD AND DESCRIBED HEREIN. The Trustees do not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustees as proxies will vote upon such matters according to their judgment.

         Any ESOP participant or beneficiary who executes and delivers a proxy card to the Trustees may revoke it at any time prior to its use by executing and delivering to the Trustees a duly executed proxy card bearing a later date or by giving written notice to the Trustees at the following address: Tucker Federal Savings & Loan Association Employee Stock Ownership Plan, 2355 Main Street, Tucker, Georgia 30084. Under the terms of the

ESOP, only the Trustees of the plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

COSTS OF SOLICITATION

         In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares of Common Stock held by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged the services of Corporate Investors Communications, Inc., a proxy solicitation firm, to assist in soliciting proxies from beneficial owners of shares of the Company's Common Stock held by banks, brokerage houses and other custodians, nominees and fiduciaries. The Company anticipates that such assistance will cost approximately $3,000, plus certain out-of- pocket expenses.

PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of June 1, 1995 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all directors and executive officers of the Company as a group, based on data furnished to the Company by such persons. Information regarding the beneficial ownership of Common Stock by directors and director nominees is included under "Proposal 1 - Election of Directors" and by executive officers named in the Summary Compensation Table is included under "Proposal 1 - Executive Officers."

                                                   NUMBER OF
                                               SHARES BENEFICIALLY
NAME AND ADDRESS                                    OWNED(1)                           PERCENT OF CLASS
- ----------------                                    --------                           ----------------
J.C. Serrato, Jr., M.D.                              143,500                                9.30 %
711 Center Street
Suite 320
P.O. Drawer 9456
Columbus, Georgia  31908


Tucker Federal Savings &                             108,787 (2)                            7.05 %
  Loan Association
Employee Stock Ownership Plan
2355 Main Street
Tucker, Georgia 30084


All directors and                                    283,435 (3)                           18.23 %
executive officers
as a group (8 persons)
- -------------------------------------------

     (1) The stock ownership information shown above has been furnished to the Company by the named persons and members of the group or obtained from information filed with the Securities and Exchange Commission (the "Commission"). Beneficial ownership of the Company's principal shareholders as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons and members of the group have sole voting and investment power with regard to the shares shown as owned by them.

     (2) The ESOP is a tax qualified employee benefit plan covering eligible employees of the Company and its subsidiaries, including Tucker Federal Savings & Loan Association ("Tucker Federal"). Richard B. Inman, Jr., Zelma B. Martin and Conrad J. Sechler, Jr. are the Trustees of the ESOP. The Trustees may vote only unallocated shares and allocated shares with respect to which the Trustees do not receive timely voting instructions from participants or their beneficiaries. As of June 1, 1995, 99,605 shares held by the ESOP were allocated to participants' accounts and 9,182 shares held by the ESOP were unallocated. The Trustees disclaim beneficial ownership of shares held by the ESOP that are voted by participants.

     (3) Includes 8,198 shares of Common Stock held by the ESOP and allocated to the accounts of the executive officers of the Company; and 7,666 shares held of record by certain family members of the above-referenced group as to which the respective members of the group disclaim beneficial ownership.


                                              PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         The Bylaws of the Company provide that the Board of Directors shall consist of seven members and the Restated Articles of Incorporation of the Company, as amended, provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors are elected by shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year, and a new class of directors is elected annually for a term of three years at the Annual Meeting of Shareholders.

         The Board of Directors, acting in its capacity as the Nominating Committee, has nominated Weldon A. Nash, Jr. and Conrad J. (Jere) Sechler, Jr. to stand for election as directors at the Annual Meeting. Mr. Nash was elected to the Board of Directors in March 1991. On April 25, 1995, Mr. Sechler, Jr. was elected by the Board of Directors to fill the unexpired term of Conrad L. Allgood, Jr., following Mr. Allgood's retirement. Mr. Sechler, Jr.'s term as a director is scheduled to expire at the Annual Meeting. If elected by the shareholders, the nominees will serve a three year term until the 1998 Annual Meeting of Shareholders or until their successors are duly elected.
Information regarding the two nominees is set forth below.

         Each of the nominees has consented to serve if elected. If either of the nominees should be unavailable for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card(s) will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT WELDON A. NASH, JR. AND CONRAD J. (JERE) SECHLER, JR. AS DIRECTORS OF THE COMPANY TO HOLD OFFICE FOR A TERM OF THREE YEARS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following table sets forth certain information as of June 1, 1995 regarding the two nominees for director and all current directors whose terms of office will continue after the Annual Meeting.

               PERSONS NOMINATED TO SERVE AS DIRECTORS UNTIL THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                                                                                      Shares
                                                                                                      Beneficially
                                                                                                      Owned
                                                                                                      (Percent
Name                           Business Information                                                   of Class)(1)
- ----                           --------------------                                                   ------------
Weldon A. Nash, Jr.            Mr. Nash has served as President and Chief Executive Officer of        13,812(2)
                               Weldon, Inc., a company based in Stone Mountain, Georgia which           (*)
                               designs, builds and develops residential and commercial properties since January 1, 1975.  Mr. Nash, 52, was first elected as a director in March 1991.

Conrad J. (Jere) Sechler, Jr.  Mr. Sechler, Jr. was first elected as a director to fill the           35,624(3)
                               unexpired term of Conrad L. Allgood, Jr. who retired in April          (2.3%)
                               1995.  Mr. Sechler, Jr. has served as President of Eagle Service
                               Corporation, a wholly-owned subsidiary of Tucker Federal Savings and Loan Association since 1991 and served as Executive Vice
                               President from 1989 to 1991.  He has been a director of Tucker
                               Federal since 1985.  He formulated the business ventures
                               of Atlanta Mortgage Services and Eagle Real Estate Advisors as produc-
                               tion units for Tucker Federal and Eagle Bancshares during his adminis-
                               tration of Eagle Service Corporation.  Prior to that time he was a self-
                               employed real estate broker specializing in commercial real estate activities in and around metropolitan Atlanta.  Mr. Sechler, Jr., 49, is the son of Conrad J. Sechler, Sr.


                          DIRECTORS TO SERVE UNTIL THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS


                                                                                                 Shares
                                                                                                 Beneficially
                                                                                                 Owned
                                                                                                 (Percent
Name                       Business Information                                                  of Class)(1)
- ----                       --------------------                                                  ------------
Charles J. Alford, Jr.     Mr. Alford is an attorney in Tucker, Georgia and has served as        55,664(4)
                           General Counsel to Tucker Federal from its organization in 1956       (3.61%)
                           until May 1994.  He has served as Vice President of the Company since its incorporation in September 1985 and has acted as
                           Secretary of the Company since January 1989 and Treasurer of the Company from 1985 to 1993.  Mr. Alford, 73, was first
                           elected to the Board of Directors in 1985.


                                                                                                 Shares
                                                                                                 Beneficially
                                                                                                 Owned
                                                                                                 (Percent
Name                       Business Information                                                  of Class)(1)
- ----                       --------------------                                                  ------------
Richard B. Inman, Jr.      Mr. Inman has served as President and Chief Executive                  59,668(5)
                           Officer of Tucker Federal since October 1990 and as a                  (3.86%)
                           director of Tucker Federal since 1988.  Mr. Inman also has acted as
                           Treasurer of the Company since May 1993.  From 1982 until
                           November 1990, Mr. Inman owned and operated Inman Cream
                           Company and worked as an investment banker.  Mr. Inman,
                           43, was first elected to the Board of Directors in 1992.

Conrad J. Sechler, Sr.     Mr. Sechler, Sr. was an organizer of and has served as Chairman       70,707(6)
                           of the Board of Tucker Federal since its organization in              (4.58%)
                           1956, and has served as Chairman of the Board and President of the Company since its incorporation in September 1985.
                           Mr. Sechler, Sr. was the Managing Officer of Tucker Federal
                           from January through September 1990.  He also served as
                           President and Chief Operating Officer of Eagle Service
                           Corporation, a wholly-owned subsidiary of Tucker Federal,
                           from August 1971 to January 1991.  Mr. Sechler, Sr., 81, was first elected to the Board of Directors in 1985.  Mr.
                           Sechler, Sr. is the father of Conrad J. (Jere) Sechler, Jr., who is a nominee for director.


                          DIRECTORS TO SERVE UNTIL THE
                      1997 ANNUAL MEETING OF SHAREHOLDERS


                                                                                                 Shares
                                                                                                 Beneficially
                                                                                                 Owned
                                                                                                 (Percent
Name                       Business Information                                                  of Class)(1)
- ----                       --------------------                                                  ------------
George G. Thompson         Mr. Thompson was the Superintendent of Gwinnett County                1,800(7)
                           Public Schools from 1990 until December 1994.                           (*)
                           Prior to that time he was the Administrative Assistant
                           to the Superintendent of the Gwinnett County Public
                           Schools from 1982 until 1989.  He is currently employed by The
                           Center for Leadership in School Reform as a Senior Associate.
                           Mr. Thompson is 49 and has served as a director since 1993.

Richard J. Burrell         Mr. Burrell retired in 1994 after 40 years of service with            13,250(8)
                           Household International, Inc., a financial services company.             (*)
                           During his employment with Household International, Inc.,
                           Mr. Burrell served as Governmental Relations Director
                           from 1962 until 1994.  Mr. Burrell previously has served
                           as president of the Alabama and Florida Financial Services
                           Associations and Georgia Equity Lenders Association.  Mr.
                           Burrell is a director of the Consumer Credit Counseling
                           Service of Atlanta.  Mr. Burrell is 66 and was first elected as a director in 1994.

_______________
   *  Less than one percent.

   (1) The stock ownership information shown above has been furnished to the Company by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

   (2) With regard to Mr. Nash, the shares shown include (i) 6,666 shares which are held of record as joint tenants by the spouse and mother-in-law of Mr. Nash as to which he disclaims beneficial ownership and (ii) 1,500 shares which may be acquired by Mr. Nash upon the exercise of stock options granted pursuant to the Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan (the "DSOP").

   (3) With regard to Mr. Sechler, Jr., the shares shown include (i) 14,333 shares which may be acquired by Mr. Sechler, Jr. upon exercise of stock options granted in accordance with Mr. Sechler, Jr.'s 1990 and 1994 employment agreements with Eagle Service Corporation, a wholly-owned subsidiary of Tucker Federal, and pursuant to the Eagle Bancshares, Inc. Stock Option and Incentive Plan (the "Stock Option Plan"); (ii) 1,500 shares which may be acquired by Mr. Sechler, Jr. upon exercise of stock options granted pursuant to the DSOP;
(iii) 7,500 shares of restricted stock awarded in accordance with Mr. Sechler, Jr.'s 1994 employment agreement for which Mr. Sechler, Jr. has voting power; however, in accordance with the vesting provisions of the award, 3,750 of such shares are subject to forfeiture; and (iv) a total of 2,313 shares held for the account of Mr. Sechler, Jr. as a participant in the ESOP. See "Compensation of Executive Officers - Compensation Committee Report."

   (4) With regard to Mr. Alford, the shares shown include 1,500 shares which may be acquired by Mr. Alford upon the exercise of stock options granted pursuant to the DSOP. Mr. Alford is the father of Walter C. Alford, who serves as General Counsel to Tucker Federal. See "Compensation of Executive Officers
- - Compensation Committee Interlocks and Insider Participation."

   (5) With regard to Mr. Inman, the shares shown include (i) 6,667 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's 1989 and 1993 employment agreements with Tucker Federal and pursuant to the Stock Option Plan; (ii) 1,500 shares which may be acquired by Mr. Inman upon the exercise of stock options granted pursuant to the DSOP; (iii) 15,000 shares of restricted stock awarded in accordance with Mr. Inman's 1993 employment agreement for which Mr. Inman has voting power; however, in accordance with the vesting provisions of the award, 7,500 of such shares are subject to forfeiture; (iv) a total of 2,601 shares held for the account of Mr. Inman as a participant in the ESOP; and (v) 1,000 shares which are held of record by the spouse of Mr. Inman as to which he disclaims beneficial ownership. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive
Employment Agreements."

   (6) With regard to Mr. Sechler, Sr., the shares shown include (i) 1,500 shares which may be acquired by Mr. Sechler, Sr. upon the exercise of stock options granted pursuant to the DSOP; (ii) a total of 457 shares held for the account of Mr. Sechler, Sr. as a participant in the ESOP; and (iii) 58,750 shares owned by corporations which Mr. Sechler, Sr. votes as majority owner of such corporations.

   (7) With regard to Mr. Thompson, the shares shown include 1,500 shares which may be acquired by Mr. Thompson upon the exercise of stock options granted pursuant to the DSOP.

   (8) With regard to Mr. Burrell, the shares shown include 1,250 shares which may be acquired by Mr. Burrell upon the exercise of stock options granted pursuant to the DSOP.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the full Board and through committees. The Board of Directors has standing committees consisting of the Stock Option Plan Committee, Audit Committee and Compensation Committee. During the fiscal year ended March 31, 1995, the Board of Directors held eight meetings. No director of the Company attended fewer than 75% of all meetings of the full Board and of each committee on which such director served during this period.

         The Stock Option Plan Committee, composed of Messrs. Alford and Thompson, administers the Eagle Bancshares, Inc. Stock Option and Incentive Plan (previously defined as the "Stock Option Plan") and has exclusive power to determine, within the provisions of the Stock Option Plan, persons eligible to participate in that plan and to grant options to eligible employees thereunder. The Stock Option Plan Committee also has the power to interpret and construe any provision of the Stock Option Plan and to make policy consistent with the Stock Option Plan. The Stock Option Plan Committee met one time during the fiscal year ended March 31, 1995.

         The Audit Committee of the Company, composed of Messrs. Allgood, Burrell, Nash, Thompson and Sechler, Sr., also acts as the Audit Committee of the Board of Directors of Tucker Federal. In the capacity of Audit Committee for the Company, it selects the firm to be engaged as independent accountants for the Company for the next fiscal year, reviews the plan for the audit engagement, financial statements, plans and results of internal auditing, and generally reviews financial reporting procedures and reports for regulatory authorities. The Audit Committee met five times during the fiscal year ended March 31, 1995. Mr. Allgood resigned from the Board of Directors in April 1995.

         The Compensation Committee, composed of Messrs. Alford (Chairman), Allgood, Nash and Thompson, has the responsibility of reviewing and approving the compensation of all executive officers and determining the factors and other issues regarding incentive compensation arrangements. The Compensation Committee met four times during the fiscal year ended March 31, 1995. Mr. Allgood resigned from the Board of Directors in April 1995.

         In addition to the standing committees of the Company, the Board of Directors acted in its capacity as the Nominating Committee and met one time during the fiscal year ended March 31, 1995. While the Board acting as Nominating Committee will consider nominees recommended by the shareholders, it has not actively solicited recommendations from the shareholders for nominees.

         Article X of the Company's Restated Articles of Incorporation, as amended, sets forth the procedures for shareholder nominations and proposals.
Article X states that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. In order for a shareholder to make any such nomination and/or proposal, he or she must give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Company not less than ten days nor more than sixty days prior to any such meeting. However, if less than 17 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to nominations for the election of directors must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Common Stock beneficially owned by each such nominee.

         The Board of Directors of Tucker Federal has the following standing committees in addition to the Audit Committee: the Executive Committee, the Real Estate Acquisition Committee and the Investment Committee. Such committees are composed of both inside and outside directors of Tucker Federal and perform those duties customarily performed by committees of such designations in other financial institutions. The Audit Committee meets quarterly with Tucker Federal's Internal Auditor.

DIRECTOR COMPENSATION

         Members of the Board of Directors of the Company receive $300 for each full Board or committee meeting attended for their services as directors of the Company. Other than Mr. Inman, who receives no fees from Tucker Federal for services as a director or committee member thereof, directors of Tucker Federal receive an annual fee of $5,000, payable quarterly, in addition to $400 for each Board meeting attended. Executive Committee members of Tucker Federal receive a fee of $200 for each such committee meeting attended and members of all other Tucker Federal committees receive a fee of $300 for each committee meeting attended.

         EAGLE BANCSHARES, INC. 1994 DIRECTORS STOCK OPTION INCENTIVE PLAN.
On February 10, 1994, the Board of Directors of the Company approved and adopted the Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan (previously defined as the "DSOP"). Generally, the DSOP provides for grants of nonqualified stock options to be made to directors of the Company or Tucker Federal on and after February 10, 1994, as follows:

         (1) Upon the adoption of the plan for then current directors or upon initially becoming a director of the Company or Tucker Federal, thereafter, an individual receives an option to purchase 1,000 shares of Common Stock, which is exercisable on the date of grant; and

         (2) Upon beginning any term as a director of the Company or Tucker Federal, an individual receives an option to purchase 750 shares of Common Stock which vests at the rate of 250 shares per full year of service as a director thereafter.

All options granted under the DSOP expire no later than the date immediately following the 10th anniversary of the date of grant, and may expire sooner in the event of the disability or death of the optionee, or if the optionee ceases to serve as a director. All options granted under the DSOP may not be assigned or transferred except upon death, and the exercise price of all options issued under the DSOP is the fair market value of the Common Stock on the date that the option is granted.

         During the fiscal year ended March 31, 1995, options to purchase 1,250 shares of Common Stock were granted to Richard J. Burrell under the DSOP.

         TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION DIRECTOR'S RETIREMENT PLAN. Participants under the Directors' Retirement Plan will receive a benefit in the form of a monthly annuity for the life of the Participant with payments commencing as of the first day of the month following the later of (i) the date on which the Participant is no longer a Director or (ii) the date on which the Participant attains age 65 (the "payment commencement date") and continuing until the first day of the month in which the Participant's death occurs if the Participant survives until his payment commencement date (although monthly payments are suspended during any period in which the Participant again serves as a Director). A Participant who dies prior to his payment commencement date will receive no monthly benefit under the Directors' Retirement Plan.

         The amount of a Participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation (including only compensation paid for service as a Director) of the Participant, and (ii) a percentage based upon the Participant's Years of Service ranging from 0% with less than six years of service up to 100% with at least twelve years of service. A Participant's average monthly compensation is determined by averaging the Participant's monthly compensation during the 24 month period in the Participant's compensation history during which the Participant's compensation is the highest.

         In addition to the monthly benefit (if any) provided to a Participant under the Directors' Retirement Plan, a Participant also is generally entitled to an additional lump sum benefit if (i) the Participant has completed at least 12 but not 18 or more Years of Service as of the date on which the Participant is no longer a Director, or (ii) the Participant was a Director as of the effective date of the Directors' Retirement Plan, has completed 12 Years of Service as of such date and ceases to be a Director as of, or prior to, the end of his current term of service as a Director. The lump sum benefit payable to such Participants is 1,000 shares of the Common Stock of the Company or a cash payment equal to the fair market value (determined in accordance with the provisions of the Eagle Bancshares, Inc. DSOP and determined as of the date of payment) of such 1,000 shares, whichever is elected by the Participant.

         Generally, all benefits under the Directors' Retirement Plan are unsecured obligations of Tucker Federal, and Participants do not, and cannot, make contributions to fund benefits under the Directors' Retirement Plan. Generally, the Directors' Retirement Plan is not funded and benefit payments are made directly by Tucker Federal although Tucker Federal may make discretionary contributions to a trust to aid in funding the benefits to be provided under the Directors' Retirement Plan, and, upon a change of control (as defined in the Directors' Retirement Plan), the Company must, within ten days of the change of control, make an irrevocable contribution to a trust in an amount sufficient to pay all accrued benefits and lump sum benefits to which Participants are entitled as of the date of the change of control.



                       EXECUTIVE OFFICERS OF THE COMPANY

         The following provides information as of June 1, 1995 as to the name, age and position of the executive officers of the Company and its subsidiaries, including all positions and offices with the Company and its subsidiaries and their business experience during the past five years and shares of Common Stock beneficially owned. There are no agreements or understandings between any officer and any other person pursuant to which any officer was selected.

                                                                                                   Shares
                                                                                                   Beneficially
Name and Age                 Current Position(s) and Business Experience                           Owned(1)(%)
- ------------                 -------------------------------------------                           -----------
Conrad J. Sechler, Sr.       Mr. Sechler has been Chairman of the Board and                        70,707(2)
(81)                         President of the Company since its incorporation in                   (4.58%)
                             September 1985 and was an organizer of and has served
                             as Chairman of the Board of Tucker Federal since its
                             organization in 1956.  Mr. Sechler was the Managing
                             Officer of Tucker Federal from January through
                             September 1990.  He also was President and Chief
                             Operating Officer of Eagle Service Corporation,
                             a wholly-owned subsidiary of Tucker Federal, from
                             August 1971 to January 1991.

Charles J. Alford, Jr.       Mr. Alford has been Vice President of the Company                     55,664(3)
(73)                         since its incorporation in September 1985 and has                     (3.61%)
                             acted as Secretary of the Company since January
                             1989 and Treasurer of the Company from 1985 to 1993.
                             Mr. Alford is an attorney in Tucker, Georgia and served as
                             General Counsel to Tucker Federal from its organization in 1956 until 1994.


Richard B. Inman, Jr.        Mr. Inman has served as President and Chief Executive                 59,668(4)
(43)                         Officer of Tucker Federal since October 1990 and has                  (3.86%)
                             been a director of Tucker Federal since August 1988.
                             Mr. Inman also has acted as Treasurer of the Company
                             since May 1993.  From 1982 until November 1990, Mr.
                             Inman owned and operated Inman Cream Company and worked
                             as an investment banker.  Mr. Inman was elected to the
                             Board of Directors of the Company in 1992.

Betty Petrides               Mrs. Petrides has been Executive Vice President of Tucker                31,413(5)
(41)                         Federal since October 1988. She was named Secretary                      (2.03%)
                             of Tucker Federal in January 1989.  Prior to joining
                             Tucker Federal, Mrs. Petrides was a consultant in
                             governmental affairs with special emphasis on banking
                             and state and local issues.  She was elected to the Board of
                             Directors of Tucker Federal in April, 1995 to fill the unexpired term of Conrad L. Allgood, Jr., who retired.

Conrad J. (Jere)             Mr. Sechler, Jr. has been President of Eagle Service Corporation,         35,624(6)
Sechler, Jr. (49)            a wholly-owned subsidiary of Tucker Federal, since 1991 and served        (2.3%)
                             as Executive Vice President from 1989 to 1991.  Prior to 1989,
                             Mr. Sechler was self-employed as a real estate broker and consultant.
                             Mr. Sechler has served as a director of Tucker Federal since 1985 and was first elected as a director of the Company in April 1995 to fill the unexpired term of Conrad L. Allgood, Jr. who retired.

- ---------------------------------

   *  Less than one percent.

   (1) The stock ownership information shown above has been furnished to the Company by the named persons. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

   (2) With regard to Mr. Sechler, Sr., the shares shown include (i) 1,500 shares which may be acquired by Mr. Sechler, Sr. upon the exercise of stock options granted pursuant to the DSOP; (ii) a total of 457 shares held for the account of Mr. Sechler, Sr. as a participant in the Company's ESOP; and (iii) 58,750 shares owned by corporations which Mr. Sechler votes as a majority owner of such corporations.

   (3) With regard to Mr. Alford, the shares shown include 1,500 shares which may be acquired by Mr. Alford upon the exercise of stock options granted pursuant to the DSOP.

   (4) With regard to Mr. Inman, the shares shown include (i) 6,667 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's employment agreement with Tucker Federal and pursuant to the Stock Option Plan; (ii) 1,500 shares which may be acquired by Mr. Inman upon the exercise of stock options granted pursuant to the DSOP;
(iii) 15,000 shares of restricted stock awarded in accordance with Mr. Inman's employment agreement for which Mr. Inman has voting power; however, in accordance with the vesting provisions of the award, 7,500 of such shares are subject to forfeiture; (iv) a total of 2,601 shares held for the account of Mr. Inman as a participant in the Company's ESOP; and (v) 1,000 shares which are held of record by the spouse of Mr. Inman as to which he disclaims beneficial ownership. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."

   (5) With regard to Mrs. Petrides, the shares shown include (i) 19,833 shares which may be acquired by Mrs. Petrides upon exercise of stock options granted in accordance with Mrs. Petrides' employment agreement with Tucker Federal and pursuant to the Stock Option Plan; (ii) 7,500 shares of restricted stock awarded in accordance with Mrs. Petrides' employment agreement for which Mrs. Petrides has voting power; however, in accordance with the vesting provisions of the award, 3,750 of such shares are subject to forfeiture; and (iii) a total of 2,830 shares held for the account of Mrs. Petrides as a participant in the Company's ESOP; and (iv) 1,250 shares which may be acquired by Mrs. Petrides upon the exercise of stock options granted pursuant to the DSOP. In addition, pursuant to Mrs. Petrides' employment agreement with Tucker Federal, Mrs. Petrides is entitled to be granted an option to purchase 10,000 shares of Common Stock, which option will be exercisable immediately. The actual grant of the option has not been made and the share ownership information excludes such entitlement. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive
Employment Agreements."

   (6) With regard to Mr. Sechler, Jr., the shares shown include (i) 14,333 shares which may be acquired by Mr. Sechler, Jr. upon exercise of stock options granted in accordance with Mr. Sechler, Jr.'s employment agreement with Eagle Service Corporation, a wholly-owned subsidiary of Tucker Federal, and pursuant to the Stock Option Plan; (ii) 1,500 shares which may be acquired by Mr. Sechler, Jr. upon exercise of stock options granted pursuant to the DSOP; (iii) 7,500 shares of restricted stock awarded in accordance with Mr. Sechler, Jr.'s employment agreement for which Mr. Sechler, Jr. has voting power; however, in accordance with the vesting provisions of the award, 3,750 of such shares are subject to forfeiture; and (iv) a total of 2,313 shares held for the account of Mr. Sechler, Jr. as a participant in the Company's ESOP. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."


                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT

         The following report of the Compensation Committee of the Board of Directors (the "Committee") discusses generally the Committee's executive compensation objectives and policies in connection with developing and implementing compensation for executive officers and the relationship of those objectives and policies to corporate performance for the fiscal year ended March 31, 1995. The report also specifically discusses the Committee's bases for compensation of the President and Chief Executive Officer of Tucker Federal, as reported in the Summary Compensation Table. In 1993, the Committee engaged KPMG Peat Marwick to evaluate the Company's executive compensation policy in connection with a review of compensation practices at comparable institutions and to recommend an executive compensation program. The Committee has implemented changes pursuant to KPMG Peat Marwick's recommendations. Each member of the Committee is a disinterested director. The Committee strongly believes that the performance of each executive officer has the potential to impact the short-term and long-term profitability of the Company, consequently the design of the executive compensation program has both short-term and long-term components.

         EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES. The objective of the Committee is to provide a competitive compensation program with incentives to promote superior corporate performance, thereby providing a direct link between corporate performance and compensation. It is expected that total compensation will vary annually based on Company and individual performance. The Committee believes that compensation should be based both on short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels. This approach is illustrated by a comparison of the payouts under the Bonus column of the Summary Compensation Table from 1993 to 1995. The Committee has established the following policies to serve as guidelines for the compensation program and for compensation decisions:

         -- Develop a package of total compensation designed to attract talent, motivate a high level of individual performance and retain executives whose skills and leadership are essential for building long-term shareholder value;

         -- Establish annual incentive compensation for executive officers directly tied to corporate performance; and

         -- Implement long-term incentives to link executive compensation to an equity interest to align executive compensation with benefits realized by shareholders.

         Total executive compensation consists of base salary, short-term and long-term incentive compensation with the emphasis on long-term incentives. Base salary is determined by a review of salaries paid by financial institutions within the Southeast and financial institutions outside of the region that are comparable in size. Peer Group comparative information is relevant, but the Committee's position on total compensation is driven primarily by the Company's performance and individual contributions. The Company's base salary level for executive officers are below the median of base salaries of the selected group of financial institutions.

         Incentive compensation is based upon a mix of short-term and long-term incentives. Short-term incentive compensation or bonus awards are granted in cash and are based upon whether the Company meets or exceeds earnings per share target levels. Company earnings must reach a prescribed threshold level before incentive compensation is awarded pursuant to a formula. The formula provides for awards ranging in amount from 15% of base salary at the threshold performance level to 100% of base salary at the maximum performance level. Short-term incentive compensation cannot be earned when the level of nonperforming assets and delinquencies exceed an established percentage of total assets of the Company on the last day of any fiscal year. These criteria serve to insure a continued level of safety and soundness of the institution.

         Long-term incentive awards are provided through the grant of stock options pursuant to the Company's Stock Option Plan. In addition, long-term incentive may be provided by a grant of restricted stock. Option grants and restricted stock awards are subject to three year vesting requirements. The Committee believes that a significant portion of senior executives' compensation should be dependent upon value created for the shareholders; options and restricted stock are believed to be an excellent vehicle to accomplish this by tying the interest of executives of the Company directly to the interest of shareholders. Options are granted with an exercise price of not less than the fair market value of the Company's Common Stock on the date of grant thus providing value in the executive's options only if the value for other shareholders is created by superior Company performance. Options generally are exercisable for a period of ten years. Long-term incentive compensation is the largest component of total executive compensation. However, the amount of the award is not based on any formula, but is intended to provide the executive with a meaningful ownership interest in the Company, thereby linking compensation to performance.

         All three of the executive officers listed in the Summary Compensation Table are subject to employment agreements. Compensation arrangements for those executives are based upon and in accordance with the employment agreements, each of which has an initial three year term. Officers not named in the Summary Compensation Table and all other employees receive total compensation based upon the factors noted above, including an incentive performance award component of their annual compensation.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of Richard B. Inman, Jr., President and Chief Executive Officer of Tucker Federal, is based upon an employment agreement entered into on October 1, 1993. In connection with the employment agreement, which was approved by the Committee, the base salary was determined based upon the competitive analysis described above, and is subject to adjustment annually by the Committee, provided that the base salary may not be less than $120,000 per year and any increases in base salary are not subject to reduction. Mr. Inman's base salary has not been adjusted since the effective date of the employment agreement. Short-term and long-term incentive compensation for Mr. Inman is determined in accordance with the employment agreement based on the criteria discussed above. See "Management - Employment Agreements." For the year ended March 31, 1995, Mr. Inman was awarded a cash bonus of $94,800.

         OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE COMPENSATION. It is the responsibility of the Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to these companies beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Company. Given the Company's current level of executive compensation, it is not now necessary to consider this issue. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

                           THE COMPENSATION COMMITTEE

                        Charles J. Alford, Jr., Chairman
                              Weldon A. Nash, Jr.
                               George G. Thompson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Charles J. Alford serves as a director and Vice President and Secretary of the Company and participates in decisions on executive compensation. George G. Thompson, the other director on the Compensation Committtee, is not and never has been an officer or employee of the Company.

         The law firm of Walter C. Alford, attorney-at-law, and son of Charles
J. Alford, Jr. a director of the Company and Tucker Federal, received legal fees from Tucker Federal in the amount of $262,412 the fiscal year ended March 31, 1995. The legal fees were paid for services rendered by the law firm on behalf of Tucker Federal for matters involving litigation, title examinations, foreclosure proceedings and the closing of loan transactions, including mortgage title insurance premiums paid to the title insurance company. The fees paid were comparable to fees which could have been obtained in arms-length negotiated transactions with unaffiliated third parties. In addition, in May 1994, Walter Alford was appointed General Counsel to Tucker Federal and receives a retainer from Tucker Federal in the amount of $12,000 per year.

EXECUTIVE COMPENSATION

         SUMMARY OF COMPENSATION. The following table summarizes, for the Company and its subsidiaries, the elements of compensation paid or accrued during the three fiscal years ended March 31, 1995 to the Chief Executive Officer of Tucker Federal and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1995 (the "named executive officers").


                                                SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                        Compensation
                                                                                   ------------------------
                                                 Annual Compensation               Restricted    Securities
                                           --------------------------------         Stock        Underlying
                                                                                    Awards        Options        All Other
Name and Principal Position                Year     Salary($)(1)  Bonus($)(2)       ($)(3)        (#)(4)     Compensation ($)(5)
- ---------------------------                ----------------------------------      -------        -------    -------------------
Richard B. Inman, Jr.                      1995      $120,000       $ 94,800           -             -            $20,320
President and Chief Executive Officer      1994       108,000        243,635       $219,375        11,750          22,902
Tucker Federal                             1993        96,000        162,760           -             -                -


Conrad J. (Jere) Sechler, Jr.              1995       $93,750       $117,924       $129,375         5,000          21,040
President                                  1994        75,000        104,228           -            1,500          19,502
Eagle Service Corporation                  1993        75,000         81,380           -             -              5,230


Betty Petrides                             1995       $93,750       $117,924       $129,375         5,000          20,775
Executive Vice President and Secretary     1994        75,000        104,228           -             -             17,034
Tucker Federal                             1993        75,000         81,380           -             -              4,921

- -----------------------------

(1) Includes, for Mr. Inman, directors fees of $900, $-0- and $-0- paid during fiscal 1995, 1994 and 1993, respectively. For additional information regarding the compensation of Messrs. Inman and Sechler, Jr. and Mrs. Petrides, see "Compensation Committee Report" and "Executive Employment Agreements."

(2) Reflects cash bonus awards paid during fiscal 1995, 1994 and 1993 for the achievement of specific performance criteria (see "Compensation of Executive Officers -- Compensation Committee Report -- Executive Compensation Objectives and Policies"). In addition, for Mr. Inman, the 1994 bonus amount includes a portion of a restricted stock award (3,750 shares) which vested on the grant date. The dollar value of this award, based on the number of shares of restricted stock multiplied by the closing price of the Company's Common Stock on October 1, 1993, the grant date, was $73,125.

     In addition, for Mr. Sechler, Jr. and Ms. Petrides, reflects for 1995 a portion of a restricted stock award (1,875 shares) which vested on the grant date. The dollar value of each of these awards, based on the number of shares of restricted stock multiplied by the closing price of the Company's Common Stock on June 1, 1994, the grant date, was $42,188.

(3) The dollar amount shown equals the number of shares of restricted stock awarded multiplied by the closing price of the Company's Common Stock on March 31, 1995.

     After giving effect to the portion of the restricted stock award referred to in footnote (2) above which vested on the grant date (3,750 shares), Mr. Inman held 11,250 shares of restricted stock on March 31, 1994, which had a value of $261,563 based on the closing price of the Company's Common Stock on March 31, 1994 of $23.25. The total restricted stock award (15,000 shares) vests over a three year period, with one-fourth of the shares vesting on the grant date and an additional one-fourth vesting on each of the first, second and third anniversaries of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

     After giving effect to the portion of the restricted stock award referred to in footnote (2) above which vested on the grant date (1,875 shares), Mr. Sechler, Jr. and Mrs. Petrides each held 5,625 shares of restricted stock on March 31, 1995, which had a value of $129,375 based on the closing price of the Company's Common Stock on March 31, 1995 of $23.00. The total restricted stock award for each of Mr. Sechler, Jr. and Mrs. Petrides (7,500 shares) vests over a three year period, with one-fourth of the shares vesting on the grant date and an additional one-fourth vesting on each of the first, second and third anniversaries of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(4) Mrs. Petrides' 1987 employment agreement provided for the grant of options in the amount of 2,000 shares per year for five years if she remained in the employ of Tucker Federal. Pursuant to that arrangement, Mrs. Petrides is entitled to be granted an option to purchase 10,000 shares of Common Stock, but the actual grant of the option has not been made and the data in the table does not reflect such option for 10,000 shares.

(5)  All Other Compensation paid during fiscal 1995 includes the following:
     (i) contributions to the Section 401(k) profit sharing plan by Tucker
     Federal:  Mr. Inman - $4,928; Mr. Sechler, Jr. - $4,605; and Mrs. Petrides
     - $4,746; and (ii) contributions to the ESOP by Tucker Federal:  Mr. Inman
     - $15,329; Mr. Sechler, Jr. - $16,435; and Mrs. Petrides - $16,029.

     All Other Compensation paid during fiscal 1994 includes the following:
     (i) contributions to the Section 401(k) profit sharing plan by Tucker
     Federal:  Mr. Inman - $2,887; Mr. Sechler, Jr. - $2,490; and Mrs. Petrides
     - $2,250; and (ii) contributions to the ESOP by Tucker Federal:  Mr. Inman
     - $20,015; Mr. Sechler, Jr. - $17,012; and Mrs. Petrides - $14,784.

     All Other Compensation paid during fiscal 1993 includes the following:
     (i) contributions to the Section 401(k) profit sharing plan by Tucker
     Federal: Mr. Inman - $0; Mr. Sechler, Jr. - $2,438; and Mrs. Petrides - $2,011; and (ii) contributions to the ESOP by Tucker Federal: Mr. Inman - $0; Mr. Sechler, Jr. - $2,792; and Mrs. Petrides - $2,910.

         OPTIONS. The following table sets forth information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended March 31, 1995. In addition, in accordance with the rules and regulations of the Commission, set forth is the present value of each option granted, calculated using the Black-Scholes option pricing model.

                       OPTION GRANTS IN LAST FISCAL YEAR




                                                Individual Grants
- ------------------------------------------------------------------------------------------------------
                                                   % of Total
                             Number of             Options
                       Securities Underlying       Granted to        Exercise or
                              Options              Employees in      Base Price                                Grant Date
Name                        Granted (1)            Fiscal Year(1)    ($/Sh)            Expiration Date     Present Value ($)(2)
- ----                    -------------------        --------------    ----------        ---------------     --------------------
Richard B. Inman, Jr.             -                      -               -                    -                    -

Conrad J. (Jere) Sechler, Jr.   5,000                  6.54%           $22.50             06/01/04              $48,400

Betty Petrides                  5,000                  6.54%           $22.50             06/01/04              $48,400
- --------------

(1) Options granted pursuant to the Stock Option Plan represent 6.54% of total options granted to employees of the Company during fiscal 1995. The options vest in increments, with 33% of the shares covered thereby becoming exercisable on the date of grant, an additional 33% of the option shares becoming exercisable on each successive anniversary date, and full vesting occurring on the third anniversary date. Pursuant to the terms of the Stock Option Plan, the Stock Option Plan Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice options. The options were granted for a period of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment or "change in control" of the Company or Tucker Federal. The exercise price may be paid in cash, by delivery of already owned shares or by a combination thereof, subject to certain conditions.

(2) The "Grant Date Present Value" is calculated using the Black-Scholes Warrant Valuation Call Option Model, assuming a constant dividend yield. This model assumes no dilution effects and includes the following assumptions for the option to purchase 5,000 shares granted to each of Mr. Sechler, Jr. and Mrs. Petrides: stock price as of the grant date - $22.50; expected monthly volatility - 1.667%; annual risk free rate of return (drawn from the bid yield on the ten year Treasury note on the grant date)
    - 7.40%; annual dividend yield - 3.50%; and period to exercise - ten years.

    The following table sets forth option exercises by the named executive officers during the fiscal year ended March 31, 1995, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of March 31, 1995 and (ii) the respective value for "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at March 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 Number of Securities
                                                                Underlying Unexercised            Value of Unexercised
                                                                   Options at Fiscal             In-the-Money Options at
                                                                       Year End(#)                 Fiscal Year End($)(1)
                             Shares Acquired    Value         ---------------------------      --------------------------
Name                         on Exercise(#)  Realized ($)     Exercisable   Unexercisable      Exercisable  Unexercisable
- ----                         --------------  ------------     -----------   -------------      -----------  -------------
Richard B. Inman, Jr.            11,000        $182,875           8,167         4,000           $ 23,335            -

Conrad J. (Jere) Sechler, Jr.     5,550          89,375          15,833         1,917            180,416        $  834

Betty Petrides                     -               -             19,833         1,667            269,791           834

- -----------
(1) Exercisable and unexercisable options granted pursuant to the DSOP on February 10, 1994 and held by Mr. Sechler, Jr. were not "in-the-money" at March 31, 1995.

PERFORMANCE GRAPH

         The Commission requires that the Company provide a line graph presentation that compares the Company's cumulative five year return on an indexed basis with an overall stock market index and either a published industry index or an index of peer companies selected by the Company. The performance graph set forth below compares the Company's cumulative total shareholder return on Common Stock with the cumulative total return of companies on the Standard and Poors 500 Index and on the Standard and Poors Savings and Loan Holding Companies Index. The graph assumes that the value of the investment in the Company's Common Stock in each index was $100 on March 31, 1990 and also assumes dividend reinvestment. The shareholder return reflected below for the five year historical period may not be indicative of future performance.

               COMPARISION OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG EAGLE BANCSHARES, INC., THE S & P 500 INDEX
                 AND THE S & P SAVINGS & LOANS COMPANIES INDEX


                                    [GRAPH]


*   $100 INVESTED ON 03/31/90 IN STOCK OR INDEX -
    INCLUDING REINVESTMENT OF DIVEDENDS.
    FISCAL YEAR ENDING MARCH 31.



                              3/31/90      3/31/91       3/31/92       3/31/93        3/31/94       3/31/95
                              -------      -------       -------       -------        -------       -------
  Eagle Bancshares, Inc.        $100         $ 96         $119          $270          $371           $378

  S&P 500 Index                 $100         $114         $127          $146          $149           $172

  S&P Savings and Loan
  Holding Co's Index            $100         $112         $120          $143          $127           $141


EXECUTIVE EMPLOYMENT AGREEMENTS

         The compensation of Richard B. Inman, Jr., President and Chief Executive Officer of Tucker Federal, for the period from October 1, 1993 through March 31, 1995 is based on an employment agreement between Mr. Inman and Tucker Federal entered into on October 1, 1993, which was approved by the Compensation Committee. The agreement provides for a three year term of employment at a base salary of not less than $120,000 per year and any increases in base salary are not subject to reduction. Mr. Inman's base salary has not been increased since 1993. The employment agreement provides for an annual performance-based cash bonus which is based upon the performance of the Company in meeting or exceeding earnings per share target levels. If performance of the Company reaches the threshold level, short-term incentive compensation will be awarded pursuant to a formula. The formula provides an award of from 15% of base salary at the threshold performance level to 100% of base salary at the maximum performance level. No bonus will be paid under the agreement, as amended, regardless of the Company's net income, if certain nonperforming and delinquent loans and foreclosed properties as defined under the agreement exceed 3% of total assets of Tucker Federal as of the end of the applicable fiscal year. The agreement further stipulates that Mr. Inman will continue to receive his base salary for the greater of (i) the remaining term of the agreement or (ii) one (1) year following termination without cause and Mr. Inman will receive any unpaid pro rated bonus earned. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the Stock Option Plan and through the award of restricted stock. Pursuant to the agreement, Mr. Inman was granted on October 1, 1993 an incentive stock option pursuant to the Stock Option Plan to purchase 10,000 shares of Common Stock at $19.50 per share. The option vests in increments of one-third over a three year period and expires ten years from the date of grant. Mr. Inman also was granted a restricted stock award for 15,000 shares of Common Stock on October 1, 1993. One-fourth of the restricted stock award vested on the date of grant and the balance vests in increments of one-fourth over a three-year period. The initial three year term of the agreement is extended automatically for an additional three-year term unless Tucker Federal or Mr. Inman gives contrary written notice no less than thirty days prior to the date on which the agreement would otherwise be extended.

         To ensure the continuity of the management team of Tucker Federal and its wholly-owned subsidiary, Eagle Service Corporation, Tucker Federal entered into an employment agreement with Betty Petrides, Executive Vice President of Tucker Federal, and Eagle Service Corporation entered into an employment agreement with Conrad J. Sechler, Jr., President of Eagle Service Corporation. Both agreements were entered into on June 1, 1994 and provide for the employment of the respective individuals for a period of three years at a base salary of $93,750 annually and certain other benefits. Each agreement provides for an annual performance-based cash bonus which is based upon the performance of the Company in meeting or exceeding earnings per share target levels. If performance of the Company reaches the threshold level, short-term incentive compensation will be awarded pursuant to a formula. The formula provides an award of from 15% of base salary at the threshold performance level to 100% of base salary at the maximum performance level. No bonus will be paid under either agreement, regardless of the Company's net income, if nonperforming assets, as defined under the agreements, exceed 3% of total assets of Tucker Federal as of the end of the applicable fiscal year. Each agreement provides that the employee will continue to receive salary and benefits, including a portion of the bonus earned, for the remaining term of the agreement, or one year, whichever is greater, following termination without cause. Pursuant to each agreement, on June 1, 1994, the Stock Option Plan Committee affirmed the grant of incentive stock options to each of Mrs. Petrides and Mr. Sechler, Jr. to purchase 5,000 shares of Common Stock of the Company each at $22.50 per share. The options vest in one-third increments over a three-year period and expire ten years from the date of grant. Pursuant to each agreement, Mrs. Petrides and Mr. Sechler, Jr. each were granted a restricted stock award for 7,500 shares of Common Stock on June 1, 1994. One-fourth of the restricted stock award vested on the date of grant and the balance vests in increments of one-fourth over a three-year period. In addition, Mrs. Petrides is entitled to be granted options for 2,000 shares of Common Stock for each 12 months employed from October 1987 for a period of five years. Under that arrangement, Mrs. Petrides is entitled to be granted an option for a total of 10,000 shares of Common Stock, but the actual grant has not been made. The exercise price is to be determined at the time of the option grant.

         Additionally, the employment agreements of each of Mr. Inman, Mrs. Petrides and Mr. Sechler, Jr. provide that in the event there is a "Change of Control" (as hereafter defined) of the ownership of Tucker Federal, with regard to Mr. Inman and Mrs. Petrides, or Eagle Service Corporation, with regard to Mr. Sechler, Jr., such executives may at any time immediately resign upon notice to the Company. For purposes of this paragraph, the "Company" will refer to Tucker Federal, with regard to Mr. Inman and Mrs. Petrides, or to Eagle Service Corporation, with regard to Mr. Sechler, Jr. Upon a Change of Control of the Company, each executive will receive their base salary through the date of termination. Additionally, any restrictions on awards of vested restricted stock will expire. Any vested incentive stock options must be exercised within 90 days of termination and any vested nonqualified stock options must be exercised within 30 days following termination. If, however, a Change of Control occurs, and the executive's employment is terminated within one year of such Change of Control without cause, the executive will receive a 100% of his base salary commencing immediately after termination and payable over a period of 12 months or the remaining term of the Agreement, whichever period is greater. The executive also will receive any earned but unpaid base salary and annual incentive compensation payments prorated for the remainder of full calendar months ended upon the date of termination. Any restricted stock awards or stock options granted to the executive prior to termination pursuant to a long-term incentive compensation plan will become fully vested upon a Change of Control. All other benefits granted under the employment agreements will be continued in accordance with such terms for 12 calendar months from the effective date of termination pursuant to a Change of Control. Note, however, that any payment in connection with a Change of Control shall be limited so that such payment will not constitute a "golden parachute payment" pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended. A "Change of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated resulting in a change in the ownership of 25% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, and the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall acquire 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

CERTAIN TRANSACTIONS

         Prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), effective August 9, 1989, Tucker Federal had a policy of making consumer loans and loans for the financing and improvement of personal residences to its officers, Directors and employees at preferred rates. All such loans were approved by the Board of Directors.
These loans were made in the ordinary course of business and on substantially the same terms and collateral, except for interest rates, as those of comparable transactions prevailing at the time, and did not involve more than the normal risk of collectibility or present other unfavorable features.
Tucker Federal's policy was to extend residential mortgage loans to such persons at rates equivalent to 1/4% (rounded upward to the nearest 1/8 of 1%) above Tucker Federal's cost of funds, adjusted each six months. Consumer loans were granted to such persons at rates equivalent to 2% above Tucker Federal's cost of funds. Upon leaving the employment of Tucker Federal, loans for such persons reverted to the prevailing note rate for a fixed or adjustable rate loan.

         As a result of the enactment of FIRREA, Tucker Federal was required to change its policy concerning extension of loans to Directors and executive officers. Pursuant to FIRREA, Tucker Federal may not extend loans at preferred interest rates to Directors or to executive officers. However, the interest rates in effect on loans made before the enactment of FIRREA generally will continue in effect. FIRREA allows employees who are not Directors or executive officers to receive loans at an interest rate that is one percent below the prevailing interest rate for comparable transactions (for example, 9% instead of 10%). Such loans are subject to the rules of the Office of Thrift Supervision ("OTS") and may be reviewed by the OTS during its examinations of Tucker Federal.

         Set forth below is certain information relating to loans made to executive officers, Directors and Director nominees of the Company and Tucker Federal, and their affiliates (including immediate family members), during the fiscal year ended March 31, 1995, and whose aggregate loan balances exceeded $60,000 at any time during the preceding fiscal year. Loans to affiliates of the executive officers, Directors and Director nominees are not listed below, as all such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


                                                DATE           ORIGINAL                        RATE       BALANCE
                                 LOAN           LOAN             LOAN            NOTE           AT          AT
NAME                             TYPE           MADE            AMOUNT           RATE        3-31-95      3-31-95
- ----                             ----           ----            ------           ----        -------      -------
Conrad J. Sechler, Sr.          Mortgage         1/85          $170,000        11.375%        4.75%       $146,117


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Commission thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and reports in changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and persons owning more than ten percent of the Company's Common Stock are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended March 31, 1995, its executive officers, directors, and owners of more than ten percent of the Company's Common Stock complied with all such applicable filing requirements.


                PROPOSAL 2 - APPROVAL OF EAGLE BANCSHARES, INC.
                      1995 EMPLOYEES STOCK INCENTIVE PLAN

GENERAL

         Effective as of May 5, 1995, the Board of Directors of the Company adopted the Eagle Bancshares, Inc. 1995 Employees Stock Incentive Plan (the "ESIP") in the form attached hereto as Exhibit A, subject to shareholder approval.

         The ESIP is intended to further the growth and development of the Company by encouraging certain employees of the Company (or any parent or subsidiary corporations, including Tucker Federal) to obtain a proprietary interest in the Company through the grant or purchase of the Company's Common Stock. The Company believes that the ESIP will aid in attracting and retaining such individuals and in stimulating the efforts of such individuals in promoting the growth, efficiency and profitability of the Company. If the ESIP is approved by the shareholders, the ESIP will become effective as of May 5, 1995, which is the date of its adoption by the Board of Directors. However, it is not anticipated that stock options or restricted shares will be granted to any of the employees of the Company or its subsidiaries during 1995. See "Anticipated ESIP Stock Rights Which Will Be Granted" below.

         The following summary of the principal features and effects of the ESIP does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the ESIP which is set forth in the attached Exhibit A.

TYPES OF AWARDS

         Incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), reload options and restricted stock awards may be granted under the ESIP (collectively, "ESIP Stock Rights").

ADMINISTRATION

         The ESIP will be administered by a committee consisting of three or more individuals appointed by the Board of Directors of the Company from among its members (the "ESIP Committee"). The members of the ESIP Committee cannot participate in the ESIP, must be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and must be "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board from time to time may remove members from, or add members to, the ESIP Committee, and shall fill all vacancies on the ESIP Committee.

         The ESIP Committee will have authority (i) to determine the individuals to whom ESIP Stock Rights will be granted from among those individuals who are eligible, as well as the terms of ESIP Stock Rights and the number of shares of Common Stock in connection with such ESIP Stock Rights,
(ii) to determine whether an option will constitute an ISO intended to qualify under Section 422 of the Code or a NQSO not intended to qualify under Section 422 and (iii) to interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to, the ESIP.

ELIGIBILITY AND GRANTS OF ESIP STOCK RIGHTS

         Under the terms of the ESIP, all employees of the Company (and any parent or subsidiary corporations), including such employees who are also members of the Board (or of the board of directors of a parent or subsidiary corporation) are eligible for consideration for the granting of ESIP Stock Rights by the ESIP Committee. As of May 5, 1995, there were approximately 325 employees of the Company and its subsidiaries, all of whom are eligible to participate in the ESIP, and it is anticipated that no employees would receive a grant of ESIP Stock Rights initially. See "Anticipated ESIP Stock Rights Which Will Be Granted" below.

SHARES AVAILABLE

         The stock subject to the ESIP Stock Rights and other provisions of the ESIP is the authorized but unissued or reacquired shares of Common Stock of the Company. Subject to adjustment in accordance with the terms of the ESIP, up to 100,000 shares of Common Stock, in the aggregate, may be granted or purchased under the ESIP, and the unexercised portion of shares of Common Stock allocable to expired or terminated options or shares of restricted stock returned to the Company by forfeiture may again become subject to ESIP Stock Rights under the ESIP.

TERMS OF OPTIONS

         OPTION PRICE. The purchase price of the Common Stock underlying each option granted under the ESIP will be the fair market value of the Common Stock on the date the option is granted, unless otherwise determined by the ESIP Committee. However, the option price for ISOs may not be less than 100% (110% for options granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the ISO is granted, and the option price for NQSOs may not be less than 75% of the fair market value of the Common Stock on the date the NQSO is granted.

         VESTING. Options granted under the ESIP will become exercisable (i.e., vested) in accordance with a schedule established by the ESIP Committee at the time the options are granted; provided, if the optionee ceases to be an employee of the Company, the optionee's rights with regard to all non-vested options cease immediately.

In the event the ESIP Committee does not establish a vesting schedule at the time options are granted, each such option will become exercisable with respect to all shares of Company Common Stock subject to the option as of the date of grant of the option. Notwithstanding the vesting schedule established by the ESIP Committee, all non-vested options previously granted to an optionee immediately vest upon the optionee becoming "Disabled" (as defined in the ESIP), or upon his death or upon a "Change of Control" of the Company (as defined in the ESIP). See "Change of Control" below.

         TERM AND EXERCISE OF OPTIONS. Each option granted under the ESIP may be exercised on such dates, during such periods and for such number of shares as determined by the ESIP Committee and as specified in each option agreement. The term of any option will be determined by the ESIP Committee, but the term may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation). No option may be granted under the ESIP after 10 years from the earlier of the date the ESIP is approved by the shareholders or is adopted by the Board. An option granted under the ESIP may be exercised for less than the full number of shares of Common Stock subject to such option, provided that no option may be exercised for less than (i) 100 shares or (ii) the total remaining shares subject to the option, if less than 100 shares. Upon exercise of an option, an option holder must pay for the Common Stock subject to the exercise. Payment may be made in cash, in shares of Common Stock (including the retention by the Company of optioned shares of Common Stock with a fair market value equal to the exercise price), in options on shares of Common Stock, or by a combination of the foregoing.

         TRANSFERS. The ESIP does not permit an optionee to sell, assign or otherwise transfer options except by bequest or inheritance at the death of the optionee, and any purported transfer is null and void. Options are exercisable during the optionee's life only by the optionee (unless the optionee is incapacitated and unable to exercise options). Upon the death of the optionee, options will be exercisable by the optionee's beneficiary.

         TERMINATION OF EMPLOYMENT. Vested options must be exercised within the earlier of: (i) three months after an employee optionee ceases to be in the employ of the Company or any parent or subsidiary for any reason other than death or disability; (ii) the expiration date of the option; (iii) one year after termination of employment with the Company or a parent or subsidiary because of disability unless the optionee dies within this one year period; or
(iv) one year after the death of an optionee who dies (a) while in the employ of the Company or a parent or subsidiary, (b) within three months after termination of employment with the Company or a parent or subsidiary, or (c) within one year after employment with the Company or a parent or subsidiary terminated due to disability. However, the ESIP Committee may provide different exercise expiration periods with respect to NQSOs granted under the ESIP.

TERMS OF RESTRICTED STOCK

         VESTING. Restricted stock granted under the ESIP shall be subject to such restrictions as the ESIP Committee shall determine and shall be subject to forfeiture by the recipient until the earlier of (i) the time such restrictions lapse or are satisfied, or (ii) the time such shares are forfeited. Notwithstanding the foregoing, all outstanding shares of restricted stock vest immediately upon the recipient's death or disability, or upon a Change of Control of the Company. See "Change of Control" below.

         TRANSFERS. The ESIP does not permit a recipient to sell, assign or otherwise transfer restricted stock prior to the time all restrictions have lapsed or are satisfied. The ESIP Committee, in its sole discretion, may elect to waive any restrictions with respect to a recipient's restricted stock award in the event of death, disability, retirement or other circumstances determined by the ESIP Committee. See "Termination of Employment" below.

         TERMINATION OF EMPLOYMENT. Generally, the termination of the recipient's employment with the Company or a parent or subsidiary for any reason (other than a "Change of Control") will result in forfeiture of any restricted stock for which the restrictions have not lapsed, although the ESIP Committee may provide otherwise. See "Change of Control" below.

AMENDMENT AND TERMINATION

         The Board of Directors of the Company may amend or terminate the ESIP at any time, provided that (i) no amendment may be effected without the consent of the option holders or restricted stock recipients if such amendment would affect in any way the rights of such option holders or restricted stock recipients under the ESIP, and (ii) no amendment may be effected without the prior approval of the shareholders of the Company if (A) the amendment would cause the applicable portions of the ESIP to fail to qualify as an "incentive stock option plan" pursuant to Section 422 of the Code, (B) the amendment would materially increase the benefits accruing to participants under the ESIP, (C) the amendment would materially increase the number of securities which may be issued under the ESIP, (D) the amendment would materially modify the requirements as to eligibility for participation in the ESIP, or (E) the amendment would modify the material terms of the ESIP within the meaning of regulations under Section 162(m) of the Code.

         The ESIP will terminate on the later of (i) the complete exercise or lapse of the last outstanding ESIP Stock Right granted under the ESIP or (ii) the last date upon which options may be granted under the ESIP (which may not be later than 10 years after the date on which the ESIP is adopted), subject to its earlier termination by the Board at any time.

CHANGE OF CONTROL

         For purposes of the ESIP, the term "change of control" is defined to mean any one of the following events:

         (i) The acquisition by a Person (including "affiliates" and "associates" of such Person, but excluding the Company, any "parent" or "subsidiary" of the Company, or any employee benefit plan of the Company or of any "parent" or "subsidiary" of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any "parent" or "subsidiary" of the Company, to constitute the Person the actual or beneficial owner of 10% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board prior to such acquisition;


         (ii) A change of control of the Company or of any bank or thrift subsidiary of the Company, as otherwise defined or determined by the Office of Thrift Supervision (or successor agency) or regulations promulgated by it;

         (iii) Any transaction requiring shareholder approval for the acquisition of the Company by any Person other than the Company or a "subsidiary" of the Company through purchase of assets, merger or otherwise;

         (iv) The filing of an application with any regulatory authority having jurisdiction over the ownership of the Company in connection with any transaction by a Person to acquire 10% or more of the combined voting power of the Company's then outstanding securities;

         (v) Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any "subsidiary" of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

         (vi) During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

RELOAD OPTIONS

         All options granted under the ESIP may be accompanied by a reload option, determined by the ESIP Committee in its sole discretion. A reload option is an option that is granted to an optionee who pays for exercise of all or part of an option with shares of Common Stock or with an option on shares of Common Stock and is for the same number of shares as is exchanged in payment for the exercise of the option. The reload option is granted as of the date of the payment made in shares of Common Stock and is subject to all of the same terms and conditions as the original option that was exercised, except that the exercise price for each share of Common Stock subject to the reload option shall be the fair market value of such a share on the date the reload option is granted and the term of any reload option shall not extend beyond the original term of the option with respect to which such reload option was granted. An optionee who pays for the exercise of a reload option with shares of Common Stock is entitled to a successive reload option. For purposes of granting reload options, the retention of optioned shares by the Company shall be treated as a payment for exercise with shares of Common Stock.

ADJUSTMENTS

         In the event of changes in the number of outstanding shares of the Common Stock by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in shares of Common Stock, an appropriate and equitable adjustment will be made by the ESIP Committee to the number and kind of shares subject to options granted under the ESIP, and to the number and kind of shares remaining available for the granting of ESIP Stock Rights.


         Additionally, in the event that the Company is involved in a reorganization involving a merger, consolidation, acquisition of the stock or acquisition of the assets of the Company that does not constitute a Change of Control, the ESIP Committee, in its discretion, may declare that (i) outstanding options apply to the securities of the resulting corporation; (ii) outstanding ESIP Stock Rights are nonforfeitable and fully exercisable or vested; and/or (iii) outstanding ESIP Stock Rights are nonforfeitable and fully exercisable or vested and are to be terminated after giving at least 30 days notice to all optionees and/or restricted stock recipients. If the Company is dissolved, all of the rights of all optionees and restricted stock recipients will become immediately nonforfeitable and exercisable through the date of dissolution.

FEDERAL INCOME TAX CONSEQUENCES

         The Company intends that part of the ESIP qualify as an incentive stock option plan and that any option granted in accordance with such portion of the ESIP qualify as an ISO, all within the meaning of Section 422 of the Code. The tax effects of any other stock option granted under the ESIP should be determined under Section 83 of the Code. The following is a brief description of the consequences under the Code of the receipt or exercise of ESIP Stock Rights.

         ISO'S. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

         If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

         For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described in the immediately preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a NQSO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under Section 1036 of the Code and the rulings thereunder; these new shares receive the same holding period and the same basis that the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

         An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSO's.

         Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

         There will be no tax consequences to the Company upon the issuance or, generally, upon the exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company will have a deduction in the same amount.

         NQSO'S. Neither the Company nor the option holder has income tax consequences from the issuance of NQSO's. Generally, in the tax year when an option holder exercises NQSO's, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. The Company will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

         If an option holder exercises a NQSO by paying the option price with previously acquired shares of Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

         The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares, and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

         RESTRICTED STOCK. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

         A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election.

         LIMITATION ON COMPANY DEDUCTIONS. No federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company whose annual salary and bonus exceeds $100,000, and the term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is (1) commission based compensation, (2) performance based compensation, (3) compensation which would not be includable in an employee's gross income, and (4) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

         Proposed regulations indicate that compensation attributable to a stock option will generally satisfy the limitation exception for performance based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options granted under the ESIP may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.

         ERISA. The ESIP is not, and is not intended to be, an employee benefit plan or qualified retirement plan. The ESIP is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Code.

EFFECTIVE DATE OF ESIP

         If the ESIP is approved by shareholders, the ESIP will become effective as of May 5, 1995, which is the date it was approved by the Board of Directors of the Company.

ANTICIPATED ESIP STOCK RIGHTS WHICH WILL BE GRANTED

         The table set forth below shows the grants of ESIP Stock Rights that are expected to be made by the ESIP Committee as of the date the ESIP is approved by the shareholders:

              Name of Individual                           Position                Anticipated ESIP Stock Rights
                                                                                       Which Will Be Granted
================================================================================================================
            Richard B. Inman, Jr.                President and Chief Executive                   0
                                                  Officer of Tucker Federal

        Conrad J. (Jere) Sechler, Jr.             President of Eagle Service                     0
                                                         Corporation

                Betty Petrides                   Executive Vice President and                    0
                                                 Secretary of Tucker Federal
  All current executive officers as a group                                                      0
                (5 persons)                           -----------------

       All current directors who are not                                                         0
  executive officers as a group (3 persons)           -----------------

   All non-executive officer employees as a                                                      0
            group (320 persons)                       -----------------

It is not currently anticipated that any individuals would be granted ESIP Stock Rights by the ESIP Committee in 1995.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE 1995 EMPLOYEE STOCK INCENTIVE PLAN.


      PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as independent accountants for the Company for the fiscal year ending March 31, 1996, which appointment the shareholders are requested to ratify. The appointment will be reconsidered by the directors if not ratified by shareholders.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.

         KPMG Peat Marwick LLP was engaged as independent accountants to the Company for the fiscal year ended March 31, 1994. On June 28, 1994, the Board of Directors changed the Company's independent accountants for the fiscal year ended March 31, 1995 from KPMG Peat Marwick LLP to Arthur Andersen LLP, which appointment was ratified by the shareholders of the Company.

         The accountants report on the financial statements of the Company for the fiscal year ended March 31, 1994 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The accountants report was modified, in fiscal year 1994, due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" on April 1, 1993, and the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at March 31, 1994. For the fiscal year ended March 31, 1994 and the subsequent interim period preceding such change of independent accountants, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the fiscal year ended March 31, 1994 and the subsequent interim period preceding such change of independent accountants, there were no "reportable events" as that term is defined in the regulations of the Commission.

         In addition, the Company did not during its two most recent fiscal years prior to engaging Arthur Andersen LLP consult with Arthur Andersen LLP regarding the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the financial statements of the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1996.


                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Proposals of shareholders of the Company intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before February 23, 1996 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to the 1996 Annual Meeting of Shareholders.


             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING


         The Board of Directors knows of no other matters other than those described herein which may properly come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.


         UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 1995, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO EAGLE BANCSHARES, INC., 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-0086, ATTENTION: CHARLES J. ALFORD, JR., SECRETARY. SUCH ANNUAL REPORT IS NOT TO BE TREATED AS PART OF THE PROXY SOLICITATION MATERIALS OR AS HAVING BEEN INCORPORATED HEREIN BY REFERENCE.

                                                                     APPENDIX A

                            EAGLE BANCSHARES, INC.
REVOCABLE PROXY                  COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

  The undersigned hereby appoints Betty Petrides and Zelma B. Martin, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Eagle Bancshares, Inc. (the "Company") which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of the Company, to be held at the Reid Cofer Public Library, 4316 Church Street, Tucker, Georgia, on Thursday, July 20, 1995, at 9:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE BELOW-LISTED
PROPOSALS

  1) Elect as directors the two nominees listed below to serve for a term of three years or until their successors have been duly elected and qualified:

       [ ] FOR BOTH NOMINEES listed below                                                  [ ] WITHHOLD AUTHORITY to vote
           (except as marked to the contrary below).                                           for both nominees listed below.

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

     Weldon A. Nash, Jr. and Conrad J. (Jere) Sechler, Jr.

  2) Adopt the 1995 Employee Stock Incentive Plan.

     [ ]  FOR        [ ]  AGAINST     [ ]  ABSTAIN

  3) Ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending
     March 31, 1996.

     [ ]  FOR        [ ]  AGAINST     [ ]  ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

         (Continued and to be signed and dated on the reverse side.)


                       (Continued from the other side.)


PROXY - SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Corporate Secretary, or by executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.


                                               _________________________________
                                               Signature

                                               _________________________________
                                               Signature, if shares held jointly

                                               Date: ___________________________

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

         Do you plan to attend the Annual Meeting?  [ ]  YES   [ ]  NO